Exhibit 99.1
PNC Reports First Quarter 2026 Net Income of $1.8 Billion, $4.13 Diluted EPS or $4.32 as Adjusted
NII increased 6%, NIM of 2.95%; grew average loans 7%; ~$700 million of share repurchases
PITTSBURGH, Apr. 15, 2026 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
In millions, except per share data and as noted	1Q26	4Q25	1Q25	First Quarter Highlights
				▪
Financial Results				Comparisons reflect 1Q26 vs. 4Q25
Net interest income (NII)	$3,961	$3,731	$3,476
Income Statement
▪First quarter results include FirstBank operations since acquisition close on Jan. 5th 2026
▪Adjusted EPS was $4.32, excluding FirstBank integration costs of $98 million, pre-tax
▪Revenue increased 2%
–NII increased 6%; NIM of 2.95% increased 11 bps
–Fee income decreased 2%
–Other noninterest income of $125 million
▪Noninterest expense increased 5% primarily due to FirstBank operating and integration expenses. Excluding integration expenses, noninterest expense increased 2%
▪Balance Sheet
▪Average loans increased $23.0 billion, or 7%, driven by loans acquired from FirstBank and commercial loan growth
–Total loans increased $29.4 billion, or 9%
▪Average deposits grew $18.8 billion, or 4%, driven by FirstBank deposits
▪Net loan charge-offs were $253 million and included $45 million of acquired net loan charge-offs related to FirstBank loans.
▪Maintained strong capital position
–CET1 capital ratio of 10.1%
–Returned $1.4 billion to shareholders through $0.7 billion of share repurchases and $0.7 billion of common stock dividends

Fee income (non-GAAP)	2,079	2,123	1,839
Other noninterest income	125	217	137
Noninterest income	2,204	2,340	1,976
Revenue	6,165	6,071	5,452
Noninterest expense	3,768	3,603	3,387
Pretax, pre-provision earnings (PPNR) (non-GAAP)	2,397	2,468	2,065
Integration costs	98	—	—
PPNR excluding integration costs (non-GAAP)	2,495	2,468	2,065
Provision for credit losses	210	139	219
Net income	1,772	2,033	1,499

Per Common Share
Diluted earnings per share (EPS)	$4.13	$4.88	$3.51
Diluted EPS - as adjusted (non-GAAP)	4.32	4.88	3.51
Average diluted common shares outstanding	405	394	398
Book value	143.65	140.44	127.98
Tangible book value (TBV) (non-GAAP)	109.42	112.51	100.40

Balance Sheet & Credit Quality
Average loans In billions	$350.9	$327.9	$316.6
Average deposits In billions	458.4	439.5	420.6
Net loan charge-offs	253	162	205
Acquired net loan charge-offs	45	—	—
Non-acquired net loan charge-offs	208	162	205
Allowance for credit losses to total loans	1.52%	1.58%	1.64%

Selected Ratios
Return on average common shareholders’ equity	11.92%	14.33%	11.60%
Return on average assets	1.19	1.40	1.09
Net interest margin (NIM) (non-GAAP)	2.95	2.84	2.78
Noninterest income to total revenue	36	39	36
Efficiency	61	59	62
Efficiency excluding integration costs (non-GAAP)	60	59	62
Common equity tier 1 (CET1) capital ratio	10.1	10.6	10.6

See non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release. Totals may not sum due to rounding.

From Bill Demchak, PNC Chairman and Chief Executive Officer:

“2026 is off to a great start for PNC. During the first quarter we successfully closed the FirstBank acquisition, and in addition, generated strong legacy loan growth. Client activity remains robust across all our geographies, and importantly, we’re well positioned to continue our strong momentum.”

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PNC Reports First Quarter 2026 Net Income of $1.8 Billion, $4.13 Diluted EPS or $4.32 As Adjusted – Page 2
Acquisition of FirstBank
▪On January 5, 2026, PNC completed its acquisition of FirstBank Holding Company, including its banking subsidiary FirstBank. At close, FirstBank had $26 billion of assets, $16 billion of loans and $23 billion of deposits. Effective January 5, 2026, FirstBank’s financial results are included in PNC’s consolidated operations and, during the first quarter of 2026, PNC incurred $98 million, pre-tax, of the expected total integration costs of $325 million.
Income Statement Highlights
First quarter 2026 compared with fourth quarter 2025
▪Total revenue of $6.2 billion increased $94 million, or 2%, driven by higher net interest income.
–Net interest income of $4.0 billion increased $230 million, or 6%, reflecting the benefit of FirstBank, lower funding costs and commercial loan growth.
•Net interest margin increased 11 basis points to 2.95% reflecting an 18 basis point decline in the rate paid on interest-bearing deposits.
–Fee income of $2.1 billion decreased $44 million, or 2%, primarily due to a $31 million decline in mortgage servicing rights valuation, net of economic hedge, driven by rate volatility.
–Other noninterest income of $125 million included negative $32 million of Visa derivative adjustments, unfavorable valuation adjustments of private equity investments and $28 million of net securities gains.
▪Noninterest expense of $3.8 billion increased $165 million, or 5%, driven by FirstBank operating and integration expenses, partially offset by seasonally lower marketing spend.
–Excluding integration expenses of $97 million, noninterest expense increased 2%.
▪Provision for credit losses was $210 million in the first quarter and reflected portfolio activity, including loan growth and the addition of FirstBank, as well as updates to macroeconomic factors.
▪The effective tax rate was 19.0% for the first quarter and 12.7% for the fourth quarter. The fourth quarter included the favorable resolution of several tax matters.
Balance Sheet Highlights
First quarter 2026 compared with fourth quarter 2025 or March 31, 2026 compared with December 31, 2025
▪Average loans of $350.9 billion increased $23.0 billion, or 7%. Average commercial loans increased $16.8 billion, or 7%, due to growth within the commercial and industrial portfolio, reflecting new production and increased utilization, as well as the addition of FirstBank loans. Average consumer loans increased $6.1 billion, or 6%, driven by the benefit of acquired FirstBank residential mortgage loans.
–Loans at March 31, 2026 of $360.9 billion increased $29.4 billion, or 9%, from December 31, 2025, reflecting strong commercial loan growth and $15.5 billion of FirstBank loans.
▪Credit quality performance:
–Delinquencies of $1.6 billion increased $115 million, or 8%, primarily due to the addition of FirstBank commercial and consumer loans.
–Total nonperforming loans of $2.2 billion were stable.
–Net loan charge-offs of $253 million increased $91 million and included $45 million of acquired net loan charge-offs related to purchase accounting treatment for certain FirstBank loans. Excluding FirstBank acquired net loan charge-offs, net loan charge-offs were $208 million, an increase of $46 million driven by higher commercial net loan charge-offs.
–The allowance for credit losses of $5.5 billion increased $0.3 billion. The allowance for credit losses to total loans was 1.52% at March 31, 2026 and 1.58% at December 31, 2025.
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PNC Reports First Quarter 2026 Net Income of $1.8 Billion, $4.13 Diluted EPS or $4.32 As Adjusted – Page 3
▪Average investment securities of $144.5 billion increased $2.3 billion, or 2%, reflecting higher residential mortgage-backed securities.
▪Average deposits of $458.4 billion increased $18.8 billion, or 4%, driven by the addition of FirstBank deposits, partially offset by lower brokered time deposits.
▪PNC maintained a strong capital and liquidity position:
–On April 2, 2026, the PNC board of directors declared a quarterly cash dividend on common stock of $1.70 per share to be paid on May 5, 2026 to shareholders of record at the close of business April 14, 2026.
–PNC returned $1.4 billion of capital to shareholders, reflecting $0.7 billion of dividends on common shares and $0.7 billion of common share repurchases.
–Share repurchase activity in the second quarter of 2026 is expected to approximate $600 million to $700 million.
–The Basel III common equity tier 1 capital ratio was an estimated 10.1% at March 31, 2026 and was 10.6% at December 31, 2025.
–PNC’s average LCR for the three months ended March 31, 2026 was 107%, exceeding the regulatory minimum requirement throughout the quarter.

Earnings Summary
In millions, except per share data	1Q26	4Q25	1Q25
Net income	$1,772	$2,033	$1,499
Net income attributable to diluted common shareholders	$1,675	$1,922	$1,399
Net income attributable to diluted common shareholders - as adjusted (non-GAAP)	$1,752	$1,922	$1,399
Diluted earnings per common share	$4.13	$4.88	$3.51
Diluted earnings per common share - as adjusted (non-GAAP)	$4.32	$4.88	$3.51
Average diluted common shares outstanding	405	394	398
Cash dividends declared per common share	$1.70	$1.70	$1.60

See non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release.

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Information in this news release, including the financial tables, is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				1Q26 vs	1Q26 vs
In millions	1Q26	4Q25	1Q25	4Q25	1Q25
Net interest income	$3,961	$3,731	$3,476	6%	14%
Noninterest income	2,204	2,340	1,976	(6)%	12%
Total revenue	$6,165	$6,071	$5,452	2%	13%

Total revenue for the first quarter of 2026 increased $94 million compared to the fourth quarter of 2025 driven by increased net interest income. Compared to the first quarter of 2025, total revenue increased $713 million as a result of growth in both net interest income and noninterest income.
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PNC Reports First Quarter 2026 Net Income of $1.8 Billion, $4.13 Diluted EPS or $4.32 As Adjusted – Page 4
Net interest income of $4.0 billion increased $230 million from the fourth quarter of 2025 and $485 million from the first quarter of 2025. In both comparisons, the increase reflected the benefit of FirstBank, lower funding costs and commercial loan growth.
Net interest margin was 2.95% in the first quarter of 2026, increasing 11 basis points from the fourth quarter of 2025, reflecting an 18 basis point decline in the rate paid on interest-bearing deposits. Compared to the first quarter of 2025 net interest margin expanded 17 basis points.

Noninterest Income				Change	Change
				1Q26 vs	1Q26 vs
In millions	1Q26	4Q25	1Q25	4Q25	1Q25
Asset management and brokerage	$420	$411	$391	2%	7%
Capital markets and advisory	463	489	306	(5)%	51%
Card and cash management	738	733	692	1%	7%
Lending and deposit services	340	342	316	(1)%	8%
Residential and commercial mortgage	118	148	134	(20)%	(12)%
Fee income (non-GAAP)	2,079	2,123	1,839	(2)%	13%
Other	125	217	137	(42)%	(9)%
Total noninterest income	$2,204	$2,340	$1,976	(6)%	12%

Noninterest income for the first quarter of 2026 decreased $136 million, or 6%, compared with the fourth quarter of 2025 and increased $228 million, or 12%, from the first quarter of 2025.
In comparison to the fourth quarter of 2025, fee income decreased $44 million, or 2%. Asset management and brokerage fees increased $9 million as a result of higher average equity markets and increased client activity. Capital markets and advisory revenue decreased $26 million as both higher underwriting and trading revenue were more than offset by lower merger and acquisition advisory fees. Card and cash management revenue increased $5 million and included higher treasury management product revenue. Residential and commercial mortgage revenue decreased $30 million due to a $31 million decline in mortgage servicing rights valuation, net of economic hedge driven by rate volatility.
Compared to the first quarter of 2025, fee income increased $240 million, or 13%, driven by broad-based growth across business lines and fee income categories.
Other noninterest income of $125 million in the first quarter of 2026 included negative $32 million of Visa derivative adjustments, unfavorable valuation adjustments of private equity investments and $28 million of net securities gains.
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PNC Reports First Quarter 2026 Net Income of $1.8 Billion, $4.13 Diluted EPS or $4.32 As Adjusted – Page 5

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				1Q26 vs	1Q26 vs
In millions	1Q26	4Q25	1Q25	4Q25	1Q25
Personnel	$2,106	$2,033	$1,890	4%	11%
Occupancy	262	247	245	6%	7%
Equipment	415	412	384	1%	8%
Marketing	87	101	85	(14)%	2%
Other	898	810	783	11%	15%
Total noninterest expense	$3,768	$3,603	$3,387	5%	11%
Integration expense	97	—	—
Noninterest expense, excluding integration expense (non-GAAP)	$3,671	$3,603	$3,387	2%	8%

Noninterest expense for the first quarter of 2026 increased $165 million compared to the fourth quarter of 2025 and $381 million compared with the first quarter of 2025. In both comparisons, the increase included FirstBank operating and integration expenses. In comparison to the fourth quarter of 2025, the increase was partially offset by seasonally lower marketing spend. Compared to the first quarter of 2025, the increase was also the result of increased business activity and continued investments to support business growth.
The effective tax rate was 19.0% for the first quarter of 2026, 12.7% for the fourth quarter of 2025 and 18.8% for the first quarter of 2025. The fourth quarter of 2025 included the favorable resolution of several tax matters.
CONSOLIDATED BALANCE SHEET REVIEW

Loans				Change	Change
				1Q26 vs	1Q26 vs
In billions	1Q26	4Q25	1Q25	4Q25	1Q25

Average
Commercial and industrial	$211.4	$198.7	$184.0	6%	15%
Commercial real estate	34.4	30.2	33.1	14%	4%
Commercial	$245.7	$228.9	$217.1	7%	13%
Consumer	105.2	99.0	99.5	6%	6%
Average loans	$350.9	$327.9	$316.6	7%	11%

Quarter end
Commercial and industrial	$221.2	$202.9	$187.3	9%	18%
Commercial real estate	34.8	29.6	32.3	18%	8%
Commercial	$256.0	$232.5	$219.6	10%	17%
Consumer	105.0	99.0	99.3	6%	6%
Total loans	$360.9	$331.5	$318.9	9%	13%
Totals may not sum due to rounding

Average loans for the first quarter of 2026 increased $23.0 billion compared to the fourth quarter of 2025 and $34.3 billion compared to the first quarter of 2025.
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PNC Reports First Quarter 2026 Net Income of $1.8 Billion, $4.13 Diluted EPS or $4.32 As Adjusted – Page 6
Average commercial loans increased $16.8 billion and $28.6 billion compared to the fourth quarter of 2025 and the first quarter of 2025, respectively. In both comparisons, growth within the commercial and industrial portfolio was driven by strong new production, increased utilization and the addition of FirstBank loans. The increase in commercial real estate loans was attributable to acquired FirstBank loans.
Average consumer loans increased $6.1 billion and $5.6 billion compared to the fourth quarter of 2025 and the first quarter of 2025 driven by the benefit of acquired FirstBank residential mortgage loans.
Loans at March 31, 2026 increased $29.4 billion and $42.1 billion from December 31, 2025 and March 31, 2025, respectively. In both comparisons, the increase included $15.5 billion of FirstBank loans, comprised of $3.2 billion of commercial and industrial loans, $5.1 billion of commercial real estate loans and $7.2 billion of consumer loans. Excluding the impact of the FirstBank acquisition, growth in both comparisons was driven by strong activity across the legacy commercial and industrial portfolio. Compared to December 31, 2025, the increase was also attributable to modest growth in the legacy PNC commercial real estate portfolio.

Average Investment Securities				Change	Change
				1Q26 vs	1Q26 vs
In billions	1Q26	4Q25	1Q25	4Q25	1Q25

Available for sale	$71.6	$69.9	$65.7	2%	9%
Held to maturity	72.9	72.3	76.5	1%	(5)%
Total	$144.5	$142.2	$142.2	2%	2%

Average investment securities of $144.5 billion in the first quarter of 2026 increased $2.3 billion compared to both the fourth quarter of 2025 and the first quarter of 2025. In both comparisons, the increase reflected higher residential mortgage-backed securities.
The duration of the investment securities portfolio was 3.6 years as of March 31, 2026, 3.5 years as of December 31, 2025 and 3.4 years as of March 31, 2025. Net unrealized losses on available-for-sale securities were $2.1 billion at March 31, 2026, $1.8 billion at December 31, 2025 and $2.7 billion at March 31, 2025.

Average Deposits				Change	Change
				1Q26 vs	1Q26 vs
In billions	1Q26	4Q25	1Q25	4Q25	1Q25
Commercial	$229.6	$224.0	$206.5	3%	11%
Consumer	226.9	210.1	209.5	8%	8%
Brokered time deposits	1.9	5.4	4.7	(65)%	(60)%
Total	$458.4	$439.5	$420.6	4%	9%

IB % of total avg. deposits	78%	78%	78%
NIB % of total avg. deposits	22%	22%	22%
IB - Interest-bearing NIB - Noninterest-bearing
Totals may not sum due to rounding

First quarter 2026 average deposits of $458.4 billion increased $18.8 billion compared to the fourth quarter of 2025 and $37.7 billion compared to the first quarter of 2025 driven by the addition of FirstBank deposits, partially offset by lower brokered time deposits.
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PNC Reports First Quarter 2026 Net Income of $1.8 Billion, $4.13 Diluted EPS or $4.32 As Adjusted – Page 7

Average Borrowed Funds				Change	Change
				1Q26 vs	1Q26 vs
In billions	1Q26	4Q25	1Q25	4Q25	1Q25
Total	$62.9	$60.3	$64.5	4%	(3)%

Avg. borrowed funds to avg. liabilities	12%	12%	13%

Average borrowed funds of $62.9 billion in the first quarter of 2026 increased $2.6 billion compared to the fourth quarter of 2025 and reflected increases in Federal Home Loan Bank advances. Average borrowed funds decreased $1.6 billion compared to the first quarter of 2025 primarily due to lower Federal Home Loan Bank advances, partially offset by higher senior debt outstanding.

Capital	March 31, 2026	December 31, 2025	March 31, 2025

Common shareholders’ equity In billions	$57.8	$54.8	$50.7
Accumulated other comprehensive income (loss) In billions	$(3.8)	$(3.4)	$(5.2)

Basel III common equity tier 1 capital ratio *	10.1%	10.6%	10.6%
*March 31, 2026 ratio is estimated.

PNC maintained a strong capital position. Common shareholders’ equity at March 31, 2026 increased $3.0 billion from December 31, 2025 primarily due to common stock issuance related to the FirstBank acquisition.
As a Category III institution, PNC has elected to exclude accumulated other comprehensive income related to both available-for-sale securities and pension and other post-retirement plans from CET1 capital. Accumulated other comprehensive income was negative $3.8 billion at March 31, 2026 compared to negative $3.4 billion at December 31, 2025 and negative $5.2 billion at March 31, 2025. The change in each comparison reflected the impact of interest rate movements on securities and swaps and the continued accretion of unrealized losses.
In the first quarter of 2026, PNC returned $1.4 billion of capital to shareholders, reflecting $0.7 billion of dividends on common shares and $0.7 billion of common share repurchases. The Stress Capital Buffer (SCB) framework permits capital return in amounts in excess of SCB minimum levels. Consistent with this framework, PNC had approximately 32% of the 100 million common shares still available for repurchase at March 31, 2026 under the repurchase program previously approved by our board of directors.
Share repurchase activity in the second quarter of 2026 is expected to approximate $600 million to $700 million. PNC may adjust share repurchase activity depending on market and economic conditions, as well as other factors.
PNC’s SCB for the four-quarter period beginning October 1, 2025 is the regulatory minimum of 2.5%. On April 2, 2026, the PNC board of directors declared a quarterly cash dividend on common stock of $1.70 per share to be paid on May 5, 2026 to shareholders of record at the close of business April 14, 2026.
At March 31, 2026, PNC was considered “well capitalized” based on applicable U.S. regulatory capital ratio requirements. For additional information regarding PNC’s Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights.
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PNC Reports First Quarter 2026 Net Income of $1.8 Billion, $4.13 Diluted EPS or $4.32 As Adjusted – Page 8

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	March 31, 2026	December 31, 2025	March 31, 2025	03/31/26 vs	03/31/26 vs
In millions				12/31/25	03/31/25
Provision for credit losses (a)	$210	$139	$219	$71	$(9)
Net loan charge-offs (a)	$253	$162	$205	56%	23%
Acquired net loan charge-offs	$45	—	—
Non-acquired net loan charge-offs	$208	$162	$205	28%	1%
Allowance for credit losses (b)	$5,495	$5,228	$5,218	5%	5%
Total delinquencies (c)	$1,558	$1,443	$1,431	8%	9%
Nonperforming loans	$2,243	$2,218	$2,292	1%	(2)%

Net charge-offs to average loans (annualized)	0.29%	0.20%	0.26%
Acquired net loan charge-offs to average loans (annualized)	0.05%	—	—
Non-acquired net loan charge-offs to average loans (annualized)	0.24%	0.20%	0.26%
Allowance for credit losses to total loans	1.52%	1.58%	1.64%
Nonperforming loans to total loans	0.62%	0.67%	0.72%
(a) Represents amounts for the three months ended for each respective period
(b) Excludes allowances for investment securities and other financial assets
(c) Total delinquencies represent accruing loans 30 days or more past due

Provision for credit losses was $210 million in the first quarter of 2026 and reflected portfolio activity, including loan growth and the addition of FirstBank, as well as updates to macroeconomic factors. Provision for credit losses was $139 million in the fourth quarter of 2025 and $219 million in the first quarter of 2025.
Net loan charge-offs were $253 million in the first quarter of 2026, and included $45 million of acquired net loan charge-offs related to purchase accounting treatment for certain FirstBank loans. Excluding FirstBank acquired net loan charge-offs, net loan charge-offs were $208 million, or 0.24% annualized to average loans, increasing $46 million compared to the fourth quarter of 2025 due to higher commercial net loan charge-offs.
The allowance for credit losses was $5.5 billion at March 31, 2026, and $5.2 billion at December 31, 2025 and March 31, 2025. The allowance for credit losses as a percentage of total loans was 1.52% at March 31, 2026, 1.58% at December 31, 2025 and 1.64% at March 31, 2025.
Delinquencies at March 31, 2026 were $1.6 billion, increasing $115 million from December 31, 2025 and $127 million from March 31, 2025. In both comparisons the increase was primarily due to the addition of FirstBank commercial and consumer loans.
Nonperforming loans of $2.2 billion at March 31, 2026 were stable compared to December 31, 2025 and decreased modestly from March 31, 2025.
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PNC Reports First Quarter 2026 Net Income of $1.8 Billion, $4.13 Diluted EPS or $4.32 As Adjusted – Page 9

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	1Q26	4Q25	1Q25
Retail Banking	$1,320	$1,241	$1,121
Corporate & Institutional Banking	1,400	1,514	1,244
Asset Management Group	118	121	105
Other	(1,078)	(856)	(989)
Net income excluding noncontrolling interests	$1,760	$2,020	$1,481

Retail Banking				Change	Change
				1Q26 vs	1Q26 vs
In millions	1Q26	4Q25	1Q25	4Q25	1Q25
Net interest income	$3,198	$2,989	$2,836	$209	$362
Noninterest income	$770	$770	$706	—	$64
Noninterest expense	$2,115	$1,977	$1,902	$138	$213
Provision for credit losses	$124	$155	$168	$(31)	$(44)
Earnings	$1,320	$1,241	$1,121	$79	$199

In billions
Average loans	$110.9	$97.0	$97.8	$13.9	$13.1
Average deposits	$268.2	$244.1	$240.9	$24.1	$27.3

Net loan charge-offs In millions	$118	$116	$144	$2	$(26)

Retail Banking Highlights
First quarter 2026 compared with fourth quarter 2025
▪Earnings increased 6%, primarily due to higher net interest income as well as a lower provision for credit losses, partially offset by higher noninterest expense.
–Noninterest income was stable as the addition of FirstBank customers offset seasonal declines in consumer activity.
–Noninterest expense increased 7%, primarily reflecting operating expenses from FirstBank.
–Provision for credit losses of $124 million in the first quarter of 2026 reflected the impact of portfolio activity.
▪Average loans increased 14% driven by the benefit of acquired FirstBank commercial and residential mortgage loans.
▪Average deposits increased 10%, primarily due to the benefit of acquired FirstBank interest-bearing and noninterest-bearing deposits.
First quarter 2026 compared with first quarter 2025
▪Earnings increased 18%, driven by higher net interest income and noninterest income as well as a lower provision for credit losses, partially offset by higher noninterest expense.
–Noninterest income increased 9%, and included the addition of FirstBank customers and growth in client activity.
–Noninterest expense increased 11%, primarily due to FirstBank operating expenses and technology investments.
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PNC Reports First Quarter 2026 Net Income of $1.8 Billion, $4.13 Diluted EPS or $4.32 As Adjusted – Page 10
▪Average loans increased 13%, driven by higher commercial and residential real estate loans attributable to acquired FirstBank loans.
▪Average deposits increased 11%, primarily due to the benefit of acquired FirstBank interest-bearing and noninterest-bearing deposits.

Corporate & Institutional Banking				Change	Change
				1Q26 vs	1Q26 vs
In millions	1Q26	4Q25	1Q25	4Q25	1Q25
Net interest income	$1,838	$1,856	$1,652	$(18)	$186
Noninterest income	$1,144	$1,210	$978	$(66)	$166
Noninterest expense	$1,076	$1,107	$956	$(31)	$120
Provision for credit losses	$77	$14	$49	$63	$28
Earnings	$1,400	$1,514	$1,244	$(114)	$156

In billions
Average loans	$223.5	$214.6	$202.2	$8.9	$21.3
Average deposits	$161.2	$163.8	$148.0	$(2.6)	$13.2

Net loan charge-offs In millions	$92	$49	$64	$43	$28

Corporate & Institutional Banking Highlights
First quarter 2026 compared with fourth quarter 2025
▪Earnings decreased 8%, reflecting lower noninterest income, a higher provision for credit losses and lower net interest income, partially offset by lower noninterest expense.
–Noninterest income decreased 5%, driven by a seasonal decline in business activity from record fourth quarter levels.
–Noninterest expense decreased 3%, and included lower variable compensation associated with decreased business activity.
▪Average loans increased 4%, driven by strong new production and increased utilization.
▪Average deposits decreased 2%, reflecting seasonal declines in corporate deposits.
First quarter 2026 compared with first quarter 2025
▪Earnings increased 13%, driven by higher net interest income and noninterest income, partially offset by higher noninterest expense and a higher provision for credit losses.
–Noninterest income increased 17%, primarily due to broad-based increases across the capital markets and advisory businesses and growth in treasury management product revenue.
–Noninterest expense increased 13%, reflecting higher variable compensation associated with increased business activity.
▪Average loans increased 11%, driven by strong new production within the commercial and industrial portfolio.
▪Average deposits increased 9%, due to growth in interest-bearing deposits.
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PNC Reports First Quarter 2026 Net Income of $1.8 Billion, $4.13 Diluted EPS or $4.32 As Adjusted – Page 11

Asset Management Group				Change	Change
				1Q26 vs	1Q26 vs
In millions	1Q26	4Q25	1Q25	4Q25	1Q25
Net interest income	$189	$180	$174	$9	$15
Noninterest income	$262	$260	$243	$2	$19
Noninterest expense	$292	$293	$279	$(1)	$13
Provision for (recapture of) credit losses	$5	$(11)	$1	$16	$4
Earnings	$118	$121	$105	$(3)	$13

In billions
Discretionary client assets under management	$230	$234	$210	$(4)	$20
Nondiscretionary client assets under administration	$233	$238	$201	$(5)	$32
Client assets under administration at quarter end	$463	$472	$411	$(9)	$52

In billions
Average loans	$14.4	$14.1	$14.0	$0.3	$0.4
Average deposits	$27.7	$27.0	$27.6	$0.7	$0.1

Asset Management Group Highlights
First quarter 2026 compared with fourth quarter 2025
▪Earnings decreased 2%, due to a provision for credit losses, partially offset by higher net interest income and noninterest income.
–Noninterest income increased 1%, reflecting higher average equity markets.
–Noninterest expense was stable.
▪Discretionary client assets under management decreased 2%, driven by lower spot equity markets.
▪Average loans increased 2%, primarily due to higher commercial loan balances.
▪Average deposits increased 3%, reflecting seasonal growth.
First quarter 2026 compared with first quarter 2025
▪Earnings increased 12%, due to higher noninterest income and net interest income, partially offset by higher noninterest expense and a higher provision for credit losses.
–Noninterest income increased 8%, reflecting higher average equity markets.
–Noninterest expense increased 5%, due to higher variable compensation associated with increased business activity.
▪Discretionary client assets under management increased 10%, driven by higher spot equity markets and positive net flows.
▪Average loans increased 3%, and included growth in securities-based lending and higher commercial loan balances.
▪Average deposits were stable.
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PNC Reports First Quarter 2026 Net Income of $1.8 Billion, $4.13 Diluted EPS or $4.32 As Adjusted – Page 12
Other
The “Other” category, for the purposes of this release, includes remaining corporate operations that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities, including net securities gains or losses, ACL for investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, corporate overhead net of allocations, tax adjustments that are not allocated to business segments, exited businesses and the residual impact from funds transfer pricing operations.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related earnings materials. Dial-in numbers for the conference call are (866) 604-1697 and (215) 268-9875 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s first quarter 2026 earnings materials to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for 30 days at (877) 660-6853 and (201) 612-7415 (international), Access ID 13758610 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

CONTACTS

MEDIA:	INVESTORS:
Anne Pace	Bryan Gill
(631) 338-3268	(412) 768-4143
anne.pace@pnc.com	investor.relations@pnc.com

[TABULAR MATERIAL FOLLOWS]
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PNC Reports First Quarter 2026 Net Income of $1.8 Billion, $4.13 Diluted EPS or $4.32 As Adjusted – Page 13
2

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended
Dollars in millions, except per share data	March 31	December 31	March 31
	2026	2025	2025
Revenue
Net interest income	$3,961	$3,731	$3,476
Noninterest income	2,204	2,340	1,976
Total revenue	6,165	6,071	5,452
Provision for credit losses	210	139	219
Noninterest expense	3,768	3,603	3,387
Income before income taxes and noncontrolling interests	$2,187	$2,329	$1,846
Income taxes	415	296	347
Net income	$1,772	$2,033	$1,499
Less:
Net income attributable to noncontrolling interests	12	13	18
Preferred stock dividends (a)	73	83	71
Preferred stock discount accretion and redemptions	1	3	2
Net income attributable to common shareholders	$1,686	$1,934	$1,408
Less: Dividends and undistributed earnings allocated to nonvested restricted shares	11	12	9
Net income attributable to diluted common shareholders	$1,675	$1,922	$1,399
Per Common Share
Basic	$4.13	$4.88	$3.52
Diluted	$4.13	$4.88	$3.51
Cash dividends declared per common share	$1.70	$1.70	$1.60
Effective tax rate (b)	19.0%	12.7%	18.8%
PERFORMANCE RATIOS
Net interest margin (c)	2.95%	2.84%	2.78%
Noninterest income to total revenue	36%	39%	36%
Efficiency (d)	61%	59%	62%
Return on:
Average common shareholders' equity	11.92%	14.33%	11.60%
Average assets	1.19%	1.40%	1.09%
(a)Dividends are payable quarterly, other than Series S preferred stock, which is payable semiannually.
(b)The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.
(c)Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended March 31, 2026, December 31, 2025 and March 31, 2025 were $29 million, $31 million and $28 million, respectively.
(d)Calculated as noninterest expense divided by total revenue.

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PNC Reports First Quarter 2026 Net Income of $1.8 Billion, $4.13 Diluted EPS or $4.32 As Adjusted – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	March 31	December 31	March 31
	2026	2025	2025
BALANCE SHEET DATA
Dollars in millions, except per share data and as noted
Assets	$603,028	$573,572	$554,722
Loans (a)	$360,923	$331,481	$318,850
Allowance for loan and lease losses	$4,663	$4,410	$4,544
Interest-earning deposits with banks	$26,053	$32,936	$32,298
Investment securities	$143,112	$138,240	$137,775
Total deposits (a)	$457,648	$440,866	$422,915
Borrowed funds (a)	$66,666	$57,101	$60,722
Allowance for unfunded lending related commitments	$832	$818	$674
Total shareholders' equity	$63,627	$60,585	$56,405
Common shareholders' equity	$57,752	$54,828	$50,654
Accumulated other comprehensive income (loss)	$(3,773)	$(3,408)	$(5,237)
Book value per common share	$143.65	$140.44	$127.98
Tangible book value per common share (non-GAAP) (b)	$109.42	$112.51	$100.40
Period end common shares outstanding (In millions)	402	390	396
Loans to deposits	79%	75%	75%
Common shareholders' equity to total assets	9.6%	9.6%	9.1%
CLIENT ASSETS (In billions)
Discretionary client assets under management	$230	$234	$210
Nondiscretionary client assets under administration	233	238	201
Total client assets under administration	463	472	411
Brokerage account client assets	93	94	86
Total client assets	$556	$566	$497
CAPITAL RATIOS
Basel III (c)
Common equity tier 1	10.1%	10.6%	10.6%
Tier 1 risk-based	11.3%	11.9%	11.9%
Total capital risk-based	13.1%	13.5%	13.7%
Leverage	9.1%	9.4%	9.2%
Supplementary leverage	7.4%	7.6%	7.6%
ASSET QUALITY
Nonperforming loans to total loans	0.62%	0.67%	0.72%
Nonperforming assets to total loans, OREO, foreclosed and other assets (d)	0.66%	0.71%	0.73%
Nonperforming assets to total assets	0.40%	0.41%	0.42%
Net charge-offs to average loans (for the three months ended) (annualized)	0.29%	0.20%	0.26%
Allowance for loan and lease losses to total loans	1.29%	1.33%	1.43%
Allowance for credit losses to total loans (e)	1.52%	1.58%	1.64%
Allowance for loan and lease losses to nonperforming loans	208%	199%	198%
Total delinquencies (In millions) (f)	$1,558	$1,443	$1,431
(a)Amounts include assets and liabilities for which we have elected the fair value option. Our 2025 Form 10-K included, and our first quarter 2026 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)See the Tangible Book Value per Common Share table on page 17 for additional information.
(c)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 15 for additional information. The ratios as of March 31, 2026 are estimated.
(d)Amounts include nonaccrual servicing advances primarily to single asset/single borrower trusts with commercial real estate as collateral totaling $103 million and $105 million at March 31, 2026 and December 31, 2025, respectively.
(e)Excludes allowances for investment securities and other financial assets.
(f)Total delinquencies represent accruing loans 30 days or more past due.
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PNC Reports First Quarter 2026 Net Income of $1.8 Billion, $4.13 Diluted EPS or $4.32 As Adjusted – Page 15
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

PNC's regulatory risk-based capital ratios in 2026 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.

Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis. The following table summarizes our December 31, 2025, March 31, 2025 and estimated March 31, 2026 capital balances and ratios.

Basel lll Common Equity Tier 1 Capital Ratios
	Basel III
	March 31 2026 (estimated)	December 31 2025	March 31 2025
Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$61,523	$58,235	$55,891
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(13,757)	(10,901)	(10,914)
All other adjustments	(82)	(75)	(84)
Basel III Common equity tier 1 capital	$47,684	$47,259	$44,893
Basel III standardized approach risk-weighted assets (a)	$472,733	$444,438	$423,931
Basel III Common equity tier 1 capital ratio	10.1%	10.6%	10.6%
(a)Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

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PNC Reports First Quarter 2026 Net Income of $1.8 Billion, $4.13 Diluted EPS or $4.32 As Adjusted – Page 16
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

NON-GAAP MEASURES

Fee Income (non-GAAP)	Three months ended
	March 31	December 31	March 31
Dollars in millions	2026	2025	2025
Noninterest income
Asset management and brokerage	$420	$411	$391
Capital markets and advisory	463	489	306
Card and cash management	738	733	692
Lending and deposit services	340	342	316
Residential and commercial mortgage	118	148	134
Fee income (non-GAAP)	$2,079	$2,123	$1,839
Other income	125	217	137
Total noninterest income	$2,204	$2,340	$1,976

Fee income is a non-GAAP measure and is comprised of noninterest income in the following categories: asset management and brokerage, capital markets and advisory, card and cash management, lending and deposit services, and residential and commercial mortgage. We believe this non-GAAP measure serves as a useful tool for comparison of noninterest income related to fees.

Pretax Pre-Provision Earnings (non-GAAP) Pretax Pre-Provision Earnings Excluding Integration Costs (non-GAAP)	Three months ended
	March 31	December 31	March 31
Dollars in millions	2026	2025	2025
Income before income taxes and noncontrolling interests	$2,187	$2,329	$1,846
Provision for credit losses	210	139	219
Pretax pre-provision earnings (non-GAAP)	$2,397	$2,468	$2,065
Integration costs	98	—	—
Pretax pre-provision earnings excluding integration costs (non-GAAP)	$2,495	$2,468	$2,065

Pretax pre-provision earnings is a non-GAAP measure and is based on adjusting income before income taxes and noncontrolling interests to exclude provision for credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for credit losses, which can vary significantly between periods.

Pretax pre-provision earnings excluding integration costs is a non-GAAP measure and is based on adjusting pretax pre-provision earnings to exclude integration costs related to the FirstBank acquisition during the period. We believe that pretax, pre-provision earnings excluding integration costs is a useful tool in understanding PNC's results by providing greater comparability between periods, as well as demonstrating the effect of significant items.

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PNC Reports First Quarter 2026 Net Income of $1.8 Billion, $4.13 Diluted EPS or $4.32 As Adjusted – Page 17
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

Adjusted Diluted Earnings per Common Share Excluding Integration Costs (non-GAAP)	Three months ended
	March 31	Per Common
Dollars in millions, except per share data	2026	Share
Net income attributable to diluted common shareholders	$1,675	$4.13
Integration costs after tax (a)	77	0.19
Adjusted net income attributable to diluted common shareholders excluding integration costs (non-GAAP)	$1,752	$4.32
Average diluted common shares outstanding (In millions)	405
(a)Statutory tax rate of 21% used to calculate impacts.

The adjusted diluted earnings per common share excluding integration costs is a non-GAAP measure and excludes the integration costs related to the FirstBank acquisition. It is calculated based on adjusting net income attributable to diluted common shareholders by removing post-tax integration costs in the period. We believe this non-GAAP measure serves as a useful tool in understanding PNC's results by providing greater comparability between periods, as well as demonstrating the effect of significant items.

Tangible Book Value per Common Share (non-GAAP)
	March 31	December 31	March 31
Dollars in millions, except per share data	2026	2025	2025
Book value per common share	$143.65	$140.44	$127.98
Tangible book value per common share
Common shareholders' equity	$57,752	$54,828	$50,654
Goodwill and other intangible assets	(14,174)	(11,138)	(11,154)
Deferred tax liabilities on goodwill and other intangible assets	416	237	239
Tangible common shareholders' equity	$43,994	$43,927	$39,739
Period-end common shares outstanding (In millions)	402	390	396
Tangible book value per common share (non-GAAP)	$109.42	$112.51	$100.40

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders' equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

Taxable-Equivalent Net Interest Income (non-GAAP)	Three months ended
	March 31	December 31	March 31
Dollars in millions	2026	2025	2025
Net interest income	$3,961	$3,731	$3,476
Taxable-equivalent adjustments	29	31	28
Net interest income (Fully Taxable-Equivalent - FTE) (non-GAAP)	$3,990	$3,762	$3,504

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. Taxable-equivalent net interest income is only used for calculating net interest margin. Net interest income shown elsewhere in this presentation is GAAP net interest income.

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PNC Reports First Quarter 2026 Net Income of $1.8 Billion, $4.13 Diluted EPS or $4.32 As Adjusted – Page 18
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

Noninterest Expense Excluding Integration Expense (non-GAAP) Efficiency Ratio Excluding Integration Costs (non-GAAP)
	Three months ended				Three months ended
	March 31	December 31	Change		March 31	March 31	Change
Dollars in millions	2026	2025	$	%	2026	2025	$	%
Noninterest expense	$3,768	$3,603	$165	5%	$3,768	$3,387	$381	11%
Integration expense	(97)	—			(97)	—
Noninterest expense excluding integration expense (non-GAAP)	$3,671	$3,603	$68	2%	$3,671	$3,387	$284	8%

Total revenue	$6,165	$6,071	$94	2%	$6,165	$5,452	$713	13%
Integration costs - contra revenue	(1)	—			(1)	—
Total revenue excluding integration costs - contra revenue (non-GAAP)	$6,166	$6,071	$95	2%	$6,166	$5,452	$714	13%

Efficiency ratio (a)	61%	59%			61%	62%
Efficiency ratio excluding integration costs (non-GAAP) (b)	60%	59%			60%	62%
(a)Calculated as noninterest expense divided by total revenue.
(b)Calculated as noninterest expense excluding integration expense divided by total revenue excluding integration costs - contra revenue.

Noninterest expense excluding integration expense is a non-GAAP measure and is based on adjusting noninterest expense to exclude integration expense related to the FirstBank acquisition during the period. We believe this non-GAAP measure to be a useful tool for comparison of operating expenses incurred during the normal course of business. The exclusion of integration expense increases comparability across periods, demonstrates the impact of significant items and provides a useful measure for determining PNC’s expenses that are core to our business operations and expected to recur over time.

The efficiency ratio excluding integration costs is a non-GAAP measure and excludes the integration costs related to the FirstBank acquisition. It is calculated based on adjusting the efficiency ratio calculation by excluding integration costs during the period from noninterest expense and total revenue. We believe that this non-GAAP measure is a useful tool for the purpose of evaluating PNC's results.
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PNC Reports First Quarter 2026 Net Income of $1.8 Billion, $4.13 Diluted EPS or $4.32 As Adjusted – Page 19
Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for financial performance, such as earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting us and our future business and operations, including our sustainability strategy, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake any obligation to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.
▪Our businesses, financial results and balance sheet values are affected by business and economic conditions, including:
–Changes in interest rates and valuations in debt, equity and other financial markets,
–Disruptions in the U.S. and global financial markets,
–Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply, market interest rates and inflation,
–Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives,
–Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness,
–Impacts of sanctions, tariffs and other trade policies of the U.S. and its global trading partners,
–Impacts of changes in federal, state and local governmental policy, including on the regulatory landscape, capital markets, taxes, infrastructure spending and social programs,
–Our ability to attract, recruit and retain skilled employees, and
–Commodity price volatility.
▪Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting. These statements are based on our views that:
–PNC’s baseline forecast remains for continued expansion in 2026, but slower economic growth in 2026 than in 2024 and 2025. The baseline forecast anticipates real GDP growth slowing to around 1.9% in 2026, with continued modest job gains and the unemployment rate moving slightly higher, to around 4.6% at year’s end. CPI inflation will peak at around 3.5% in mid-2026, with core CPI inflation at around 2.6%. An extended conflict with Iran and higher energy prices are significant risks to the outlook, both for inflation and growth, and a reversal in sentiment around AI or a large decline in equity prices would be drags. Weaker labor force growth could lead to weaker long-run growth.
–Our baseline forecast is for the Federal Reserve to keep the federal funds rate unchanged throughout 2026 and into 2027, in a range between 3.50% and 3.75%. However, there are two-sided risks to this outlook: (1) if the conflict with Iran persists and inflation proves more persistent than expected the Federal Reserve may raise rates, or (2) if growth falters or recession emerges there could be a deep and prolonged easing in monetary policy.

▪PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding minimum capital levels, including a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process.

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PNC Reports First Quarter 2026 Net Income of $1.8 Billion, $4.13 Diluted EPS or $4.32 As Adjusted – Page 20
Cautionary Statement Regarding Forward-Looking Information (Continued)

▪PNC's regulatory capital ratios in the future will depend on, among other things, PNC’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models and the reliability of and risks resulting from extensive use of such models.

▪Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain employees. These developments could include:
–Changes to laws and regulations, including changes affecting oversight of the financial services industry, changes in the enforcement and interpretation of such laws and regulations, and changes in accounting and reporting standards.
–Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries resulting in monetary losses, costs, or alterations in our business practices, and potentially causing reputational harm to PNC.
–Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
–Costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪Our reputation and business and operating results may be affected by our ability to appropriately meet or address environmental, social or governance targets, goals, commitments or concerns that may arise.

▪We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, the integration of the acquired businesses into PNC after closing or any failure to execute strategic or operational plans.

▪Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪Business and operating results can also be affected by widespread manmade, natural and other disasters (including severe weather events), health emergencies, dislocations, geopolitical instabilities or events, terrorist activities, system failures or disruptions, security breaches, cyberattacks, international hostilities, or other extraordinary events beyond PNC’s control through impacts on the economy and financial markets generally or on us or our counterparties, customers or third-party vendors and service providers specifically.

We provide greater detail regarding these as well as other factors in our most recent Form 10-K and in any subsequent Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our other subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.
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